Exhibit 21.1

Subsidiary	Registered in	Acquired

A. M. Castle & Co. (Canada) Inc.	Ontario	July 31, 1990

Total Plastics, Inc.	Michigan	January 2, 1996

Oliver Steel Plate Co.	Delaware	July 15, 1998

Paramont Machine Company, LLC	Delaware	April 1, 1999

Advanced Fabricating Technology LLC.	Delaware	May 1, 2000

Keystone Tube Company, LLC*	Delaware	October 1, 2000

Castle Metals de Mexico S.A. de C.V.	Mexico	February 27, 2004

Transtar Inventory Corp.	Delaware	September 5, 2006

Transtar Metals Corp.	Delaware	September 5, 2006

Transtar Metals Limited	United Kingdom	September 5, 2006

Transtar Metals (France)	France	September 5, 2006

A. M. Castle & Co. (Singapore) Pte. Ltd.	Singapore	October 13, 2006

A.M. Castle Metal Materials (Shanghai) Co., Ltd.	Pu Dong Province, Peoples Republic of China	November 22, 2007

A. M. Castle Metals UK, Limited*	United Kingdom	October 11, 2007

Castle Metals UK Limited	United Kingdom	January 2, 2008

Tube Supply, LLC	Texas	December 15, 2011

Tube Supply Canada ULC	Alberta	December 15, 2011

*	Subsidiary was not acquired.

E-1